Exhibit 10.28

BMB MUNAI, INC.

RESTRICTED STOCK AGREEMENT

This Agreement, dated as of January 1, 2010 (“Grant Date”) by and between BMB Munai, Inc. a Nevada Corporation (the “Employer”), and _____________ (the “Grantee”), is entered into as follows:

RECITALS

The Board of Directors of BMB Munai, Inc., a Nevada Corporation, has determined that the Grantee be granted shares of the Employer’s $0.001 par value Common Stock subject to restrictions stated below (“Restricted Stock”);

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	GRANT OF STOCK

The Grantee is hereby granted, effective on the Grant Date and subject to the terms and conditions of this Agreement, ___________ shares of restricted Stock, said number of shares being determined at market value on the Grant Date.

2.	ISSUANCE OF STOCK

As soon as practicable, the Employer shall cause the shares of Restricted Stock to be issued in the Grantee’s name. The Restricted Stock shall be held in the custody of the Employer or its designee for the Grantee’s account. The Restricted Stock shall be subject to the restrictions described herein. The Restricted Stock shall bear appropriate legends with respect to the restrictions described herein.

3.	VESTING

The interest of the Grantee in the Stock shall on the one-year anniversary of the Grant Date.

4.	RESTRICTIONS

(a) No portion of the Restricted Stock or rights granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Grantee until such portion of the Restricted Stock becomes vested in accordance with Section 3 of this Agreement. The period of time between the date hereof and the date all Restricted Stock becomes vested is referred to herein as the “Restriction Period.”

(b) If the Grantee’s employment with the Employer is terminated, the balance of any restricted stock subject to the provisions of this Agreement, which has not vested pursuant to Section 3 above at the time of the Grantee’s termination of employment shall be forfeited and ownership transferred back to the Employer.

5.	GRANTEE SHAREHOLDER RIGHTS

During the Restriction Period, the Grantee shall have all the rights of a shareholder with respect to the Restricted Stock except the right to transfer the Restricted Stock, as set forth in Section 4 of this Agreement. Accordingly, the Grantee shall have the right to vote the Restricted Stock and to receive any cash dividends paid to or made with respect to the Restricted Stock, provided, however, that dividends paid, if any, with respect to that Restricted Stock which has not vested at the time of the dividend payment shall be held in the custody of the Employer and shall be subject to the same restrictions that apply to the corresponding Restricted Stock.

6.	CHANGES IN STOCK

(a) In the event of any stock dividend, stock split, capital reorganization or reclassification of the Stock of the Employer, the Grantee in his capacity as owner of the unvested shares of Restricted Stock which have been awarded to him (the “Prior Stock”) shall be entitled to as many new or additional or different shares, securities or assets, equal to the amount of new or additional or different shares, securities or assets, as if the Prior Stock had been fully vested Stock, such new or additional or different shares, securities, assets shall thereupon be considered to be unvested Restricted Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

(b) In the event of any consolidation or merger of the Employer or any of its subsidiaries with another person, or any acquisition of the Employer or any of its subsidiaries by any person or group of persons, acting in concert, equal to fifty percent (50%) or more of the outstanding stock of the Employer or any of its subsidiaries, or the sale of forty percent (40%) or more of the assets of the Employer or any of its subsidiaries, or one (1) person or more than one person acting as a group, acquires fifty percent (50%) or more of the total voting power of the stock of the Employer., hereinafter referred to as an “Extraordinary Event,” any unvested Restricted Stock subject to this Restricted Stock Agreement shall be deemed to be fully vested one day prior to the effective date of the Extraordinary Event. The Board of Directors shall determine conclusively whether or not an Extraordinary Event has occurred and the Grantee agrees to be bound by the determination of the Board of Directors for all purposes.

7.	TAXES

The Grantee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Stock hereunder. The Grantee may elect to satisfy such withholding tax obligation by having the Employer retain Restricted Stock having a fair market value equal to the Employer’s minimum withholding obligation.

8.	MISCELLANEOUS

(a) The Employer shall not be required (i) to transfer on its books any shares of Restricted Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Grantee at his address then on file with the Employer.

(d) This Agreement shall not be construed so as to grant the Grantee any right to remain in the employ of the Employer.

(e) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: BMB Munai, Inc.

By:________________________________________________

Gamal Kulumbetov, Chief Executive Officer

GRANTEE:

By: _________________________________________________

Name & Title

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